Exhibit 5
                             ROBERT BRANTL, ESQ.
                             322 Fourth Street
                             Brooklyn, NY 11215
                               718-768-6045

February 22, 2005

The Kingsley Coach, Inc.
25820 7th Street W.
Zimmerman, MN 55398

Gentlemen:

I am submitting this letter to be filed as an exhibit to the Registration Statement on Form SB-2 which The Kingsley Coach, Inc. proposes to file with the Securities and Exchange Commission registering a total of 11,738,430 shares of common stock for resale by nine selling shareholders.
I am of the opinion that all corporate proceedings have been taken so that the 415,385 shares offered by Garron Frantzen, Robert C. Groves and PSK Investment Group have been legally issued and are fully paid and non-assessable. I am also of the opinion that all corporate proceedings have been take so that the other 11,323,045 shares, if and when sold by the selling shareholders, will be legally issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

                                   Yours,

                                   /s/ Robert Brantl
                                   --------------------
                                   Robert Brantl